EXHIBIT 99.1

Heritage Oaks Announces New Chief Financial Officer

Lonny D. Robinson to Join Heritage Oaks

PASO ROBLES, Calif., March 12, 2014 (GLOBE NEWSWIRE) -- Simone F. Lagomarsino, President and CEO of Heritage Oaks Bancorp (Nasdaq:HEOP), announced the appointment of Lonny D. Robinson as Executive Vice President and Chief Financial Officer of the Company and Heritage Oaks Bank. Mr. Robinson will join the company on Wednesday, March 19, 2014.

"We are very pleased to have someone with Lonny's extensive experience join our company," stated Lagomarsino. "He has the strong financial background and leadership qualities that are important to us. He is a great addition to our executive management team."

Mr. Robinson has more than 30 years of financial services industry experience, most of it at the executive management and Chief Financial Officer level. He has been involved in all aspects of finance including financial planning, analysis, and reporting, mergers and acquisitions, accounting, budgeting, financial and management information systems, and corporate finance. He will serve as a key member of the Heritage Oaks executive team and will be responsible for directing and overseeing the company's finance and accounting functions.

Prior to joining Heritage Oaks Bancorp, he served as Executive Vice President and CFO at Banc of California and Private Bank of California with a combined asset base of $3.5 billion. Prior to this position, Robinson served as Executive Vice President and Chief Financial Officer at Hanmi Financial Corporation, a $2.8 billion bank headquartered in southern California. He also held senior financial management positions at Opportunity Bank, Western Community Bancshares, and Center Financial Corporation. Prior to his banking career, he was a CPA with accounting firm, Ernst & Young.

Mr. Robinson is a graduate of Westminster College with a degree in Accounting and Business. He also received graduate banking degrees from the University of Georgia and the University of Texas.

About Heritage Oaks Bancorp

With $1.6 billion in assets, Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters and three branch offices in Paso Robles, San Luis Obispo and Santa Maria, two branch offices in Arroyo Grande and Atascadero, single branch offices in Cambria, Templeton, Morro Bay, and Santa Barbara as well as loan production offices in Goleta and Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and the availability of merger and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward‐looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions.

Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: the uncertainty as to whether the financial crisis in the United States has fully been resolved, including the continuing relative softness in the California real estate market, and the response of federal and state government and our regulators thereto; credit quality deterioration or a reduction in real estate values causing an increase in the allowance for credit losses and a reduction in net earnings; a decline in general economic conditions in those areas in which the Company operates; competitive pressure among depository institutions; fluctuations in interest rates and the possibility that a change in the interest rate environment may reduce net interest margins; changes in the Company's business strategy or development plans; the Company's ability to effectively integrate Mission Community Bancorp; changes in governmental regulation; changes in the credit quality of our loan portfolio; economic, political and global changes arising from the war on terrorism, social unrest and other civil disturbances; the Company's ability to increase profitability and sustain growth; asset/liability re-pricing risks and liquidity risks; the Company's beliefs as to the adequacy of its existing and anticipated allowance for loan and lease losses; the threat and impact of cyber-attacks on our and our third party vendors information technology infrastructure; environmental conditions, including natural disasters such as earthquakes, droughts, landslides and wildfires, may disrupt business, impede operations, or negatively impact the values of collateral securing loans; and financial policies of the United States government.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2014. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

CONTACT: Simone Lagomarsino, President & CEO
         805.369.5260
         slagomarsino@heritageoaksbank.com